UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2015

GLAUKOS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-37463	33-0945406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26051 Merit Circle, Suite 103 Laguna Hills, California	95263
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 367-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On June 30, 2015, pursuant to the terms of an Asset Purchase Agreement, dated as of July 10, 2014, between Glaukos Corporation and DOSE Medical Corporation, or DOSE, we completed the purchase from DOSE of certain glaucoma-related patents, pending patents, trademarks and related rights and tangible assets for consideration consisting of $15,000,000 cash and the cancellation of all indebtedness of DOSE to us as of June 30, 2015.  The amount of the indebtedness cancelled was approximately $10.9 million. We determined the valuation for the assets of DOSE based in part on the results of a valuation conducted by an independent third-party. Our stockholders and the stockholders of DOSE approved the terms of the asset purchase.

Prior to the closing of the asset purchase from DOSE, our president and chief executive officer, Thomas W. Burns, served as president and chief executive officer of DOSE, and Richard L. Harrison, our treasurer, chief financial officer and secretary, served as the chief financial officer and secretary of DOSE.  Messrs. Burns and Harrison each resigned as an officer of DOSE effective as of the closing of the asset sale to us. Two of our current directors, Mr. Burns and William J. Link, served as the members of the board of directors of DOSE prior to the closing and continue to serve in that capacity.

On June 30, 2015, concurrent with our purchase of the glaucoma-related assets for DOSE, we entered into an amended and restated patent license agreement and an amended and restated transition services agreement with DOSE.

Under the terms of the amended and restated patent license agreement, we received a worldwide exclusive license to practice certain of DOSE’s existing patents and future related patents in connection with applications for the treatment of glaucoma or any disorder or disease primarily affecting the anterior segment of the eye. We also received the right to use certain regulatory data and submissions of DOSE for our products in our exclusive fields. In return, DOSE received a worldwide exclusive license to practice certain of our existing patents and future related patents in applications involving biosensors and/or in applications for the treatment of any disorder or disease (other than glaucoma) primarily affecting the posterior segment of the eye. DOSE also received the right to use certain of our regulatory data and submissions for its products in its exclusive fields. Each license is fully paid-up, irrevocable, and perpetual, and includes the right to sublicense.

Under the terms of the amended and restated transition services agreement, we will continue to provide DOSE with certain accounting, financial, legal, human resource and benefits administrative services, IT support and limited engineering support and such additional services to which the parties may agree for a period of three years for a fee of $4,500 per month. If additional services are provided to DOSE, the monthly fees will be increased appropriately. Additionally, DOSE will pay us rent of $1,500 per month for the use of a portion of space sublet from us by DOSE. If DOSE uses more of the premises subject to the sublease, the monthly rent will be increased appropriately. DOSE may terminate the agreement on 60 days’ notice and Glaukos may terminate the agreement on 180 days’ notice. A copy of the amended and restated patent license agreement and the amended and restated transition services agreement are attached to this Form 8-K as Exhibits 10.1 and 10.2, respectively.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure in Item 1.01 is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon completion of our initial public offering of shares of our common stock (the “IPO”) on June 30, 2015, and as described in our Registration Statement on Form S-1, as amended (File No. 333-204091), Paul S. Madera and Robert J. More voluntarily resigned from our board of directors and our board was decreased from 11 members to nine members.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 30, 2015, we filed a restated certificate of incorporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware in connection with the closing of our IPO. As described in our Registration Statement on Form S-1, as amended (File No. 333-204091), our board of directors and stockholders previously approved the Restated Certificate to be effective upon the closing of our IPO.

A copy of the Restated Certificate is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Our adopted amended and restated bylaws (the “Restated Bylaws”) became effective as of June 30, 2015, in connection with the closing of our IPO. Our board of directors and stockholders previously approved the Restated Bylaws to be adopted in connection with, and to be effective upon, the closing of our IPO.

A copy of the Restated Bylaws is attached hereto as Exhibit 3.2 and is incorporated herein by reference.

Item 9.01                                  Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description
3.1	Restated Certificate of Incorporation

3.2	Bylaws, as currently in effect

10.1	Amended and Restated Patent License Agreement dated as of June 30, 2015 by and between Glaukos Corporation and DOSE Medical Corporation

10.2	Amended and Restated Transition Services Agreement dated as of June 30, 2015 by and between Glaukos Corporation and DOSE Medical Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLAUKOS CORPORATION

By:	/s/ RICHARD L. HARRISON
Name: Richard L. Harrison
Title: Chief Financial Officer

Date: June 30, 2015